Exhibit 5.2

March 14, 2012

SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Re:                               SandRidge Energy, Inc.

Ladies and Gentlemen:

We have acted as counsel to SandRidge Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration by SandRidge Mississippian Trust II, a Delaware statutory trust (the “Trust”), under the Securities Act of 1933 (as amended, the “Act”), of common units representing beneficial interests in the Trust (the “Common Units”), pursuant to the registration statement of the Trust and the Company on Form S-1 and Form S-3 (File Nos. 333-178894 and 333-178894-01) initially filed with the Securities and Exchange Commission on January 5, 2012 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including the Trust Agreement of the Trust, dated as of December 13, 2011, by and among the Company, The Corporation Trust Company, as Delaware trustee (the “Delaware Trustee”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Initial Trust Agreement”), and the Amended and Restated Trust Agreement of the Trust, a form of which is filed as an exhibit to the Registration Statement, by and among the Company, the Delaware Trustee and the Trustee (the “Amended and Restated Trust Agreement” and, together with the Initial Trust Agreement, the “Trust Documents”).  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.  We have also assumed that the Amended and Restated Trust Agreement will be executed by the parties thereto in substantially the form reviewed by us.  We have assumed further that the Trust has duly authorized the Common Units.  We have assumed further that the Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power, authority and legal right to issue the Common Units under the Amended and Restated Trust Agreement.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that:

1.               The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver the Trust Documents and to perform its obligations thereunder.

2.               The Company has duly authorized the Trust Documents and has duly executed and delivered the Initial Trust Agreement.

We are members of the bar of District of Columbia and the State of New York.  We do not express any opinion herein on any laws other than the law of the State of New York, the General Corporation Law of the State of Delaware, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP